Exhibit (h)(39)

AMENDMENT TO ADMINISTRATION AGREEMENT

This Amendment to the Administration Agreement (the “Amendment”) is made as of February 26, 2026 and effective as of January 1, 2026 (the “Effective Date”), by and between State Street Bank and Trust Company, a Massachusetts trust company (the “Administrator”) and each registered management investment company identified on Schedule A to the Agreement (as defined below) (each, a “Trust”). Capitalized terms used in this Amendment without definition shall have the respective meanings ascribed to such terms in the Agreement.

WHEREAS, the Administrator and each Trust have entered into an Administration Agreement dated as of October 26, 2018 and effective as of November 1, 2018 (as amended, supplemented, restated or otherwise modified from time to time, the “Agreement”); and

WHEREAS, the parties hereto wish to amend the Agreement as set forth below.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree to amend the Agreement, pursuant to the terms thereof, as follows:

1.	The Agreement is hereby amended as follows:

A.	Effective as of the Effective Date, Section 13(a) (Term, Termination and Amendment) is deleted in its entirety and replaced with the following:

“a.      This Agreement shall remain in full force and effect for an initial term ending December 31, 2028 (the “Initial Term”) and shall automatically continue in full force and effect after the Initial Term unless and until terminated as set forth herein.”

2.	Except as specifically amended hereby, all other terms and conditions of the Agreement shall remain in full force and effect. This Amendment is incorporated in its entirety into the Agreement, and this Amendment and said Agreement shall be read and interpreted together as the Agreement.

3.	This Amendment shall be construed and the provisions thereof interpreted under and in accordance with the laws of the Commonwealth of Massachusetts, without regard to its conflicts of laws provisions.

4.	This Amendment may be executed in separate counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same instrument. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their officers designated below as of the date first written above.

EACH TRUST IDENTIFIED ON SCHEDULE A TO THE AGREEMENT ON BEHALF OF ITSELF OR ITS FUND(S)

By:	/s/ Stephen Atkins
Name:	Stephen Atkins
Title:	Treasurer

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Suzanne Hinckley
Name:	Suzanne Hinckley
Title:	Senior Vice President